UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES

EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 16, 2006

CHOICE HOTELS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-13393	52-1209792
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

10750 Columbia Pike, Silver Spring, Maryland	20901
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (301) 592-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

See “Item 2.03 - Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant” for a description of a $350 million senior unsecured revolving credit agreement entered into on June 16, 2006 by Choice Hotels International, Inc. (the “Company”), Wachovia Bank, National Association, as Agent, SunTrust Bank, as Syndication Agent, Bank of America, N.A., as Documentation Agent, Wachovia Capital Markets, LLC, as Lead Arranger and Sole Book Manager, and the additional lenders named in the credit agreement (the “New Credit Facility”).

Item 1.02 Termination of a Material Definitive Agreement.

In connection with the entry into the New Credit Facility described in Items 1.01 and 2.03, on June 16, 2006, the senior unsecured revolving credit agreement, dated as of July 2004, for $265 million, which was increased to $350 million in April 2005 (the “Old Credit Facility”), was terminated. The Old Credit Facility permitted the Company to borrow, repay and reborrow revolving loans until the scheduled maturity date in July 2009.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On June 16, 2006, the Company entered the New Credit Facility. The lenders for the New Credit Facility include 10 financial institutions. The New Credit Facility allows the Company to borrow, repay and reborrow revolving loans up to $350 million (which includes swingline loans for up to $20 million and standby letters of credit up to $30 million) until the scheduled maturity date of June 16, 2011. The Company has the ability to request an increase in available borrowings under the New Credit Facility by an additional amount of up to $150 million by obtaining the agreement of the existing lenders to increase their lending commitments or by adding additional lenders. The Company’s obligations under the New Credit Facility are fully guaranteed by certain of the Company’s significant subsidiaries.

The rate of interest generally applicable for revolving loans under the New Credit Facility are, at the Company’s option, equal to either (i) the greater of the prime rate or the federal funds effective rate plus 0.50%, or (ii) an adjusted LIBOR rate plus a margin between 0.220% and 0.700% based on the Company’s credit rating.

The New Credit Facility requires the Company to pay a quarterly facility fee, based upon the credit rating of the Company, at a rate between 0.080% and 0.175%, on the full amount of the commitment (regardless of usage). The New Credit Facility also requires the payment of a quarterly usage fee, based upon the credit rating of the Company, at a rate between 0.100% and 0.125%, on the amount outstanding under the commitment, at all times when the amount borrowed under the New Credit Facility exceeds 50% of the total commitment.

The New Credit Facility includes customary covenants that restrict the Company’s, and certain of its significant subsidiaries’, ability to make certain investments, incur certain debt, and dispose of assets, among other restrictions. The Company’s financial covenants restrict the Company from maintaining a consolidated maximum leverage ratio greater than 3.25 to 1.00, and from maintaining a consolidated minimum interest coverage ratio less than 3.75 to 1.00.

Upon the occurrence of an event of default, which includes the failure of the Company or certain of its subsidiaries to comply with the negative and affirmative covenants contained in the New Credit Facility (beyond any applicable grace or cure periods), the obligation of the lenders under the New Credit Facility to extend credit may terminate, and outstanding borrowing may be accelerated. For certain events of default related to insolvency and receivership, the commitments of the lenders will be automatically terminated and all outstanding obligations of the Company will become immediately due and payable.

The brief summary of the material provisions of the New Credit Facility set forth above is qualified in its entirety by reference to the full text of the credit agreement.

Certain of the lenders and other parties under the New Credit Facility were lenders, agents and parties under the Old Credit Facility, and they and their respective affiliates have performed, and may in the future perform, various commercial banking, investment banking and other financial advisory services for the Company and its subsidiaries for which they have received, and will receive, customary fees and expenses.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibit 4.1— Senior Unsecured Revolving Credit Agreement dated June 16, 2006 among Choice Hotels International, Inc., Wachovia Bank, National Association, as agents for the Lenders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 21, 2006	/s/ Joseph M. Squeri
Joseph M. Squeri
Executive Vice President, Operations & Chief Financial Officer